Exhibit 99.1

NEWS RELEASE

8500 Station Street, Suite 100, Mentor, Ohio 44060 Phone: 1-800-570-5688

For Immediate Release

Gas Natural Inc. Announces Kevin J. Degenstein

Returns to Company as

Chief Operating Officer and Chief Compliance Officer

MENTOR, OH, July 27, 2014 – Gas Natural Inc. (NYSE MKT: EGAS) (“Gas Natural” or the “Company”), a holding company operating local natural gas utility companies serving approximately 73,000 customers in seven states, today announced that Kevin J. Degenstein will join Gas Natural as its Chief Operating Officer and Chief Compliance Officer effective August 1, 2014. He will have operational and regulatory oversight of the Company’s operating subsidiaries including Energy West, Frontier Natural Gas, Bangor Natural Gas and Orwell Natural Gas, among others.

Mr. Gregory J. Osborne, President and Chief Executive Officer of Gas Natural, commented, “We are thrilled to have Kevin back as an integral member of our executive management team. His more than 30 years of gas utility industry experience, including the previous seven years he was with Gas Natural, validates Kevin as the ideal person for these critical roles. He will be the face with our regulatory commissions. His knowledge of the utility sector, experience working with regulatory bodies for many years, and his stellar reputation and ongoing accountability in this industry make him the perfect candidate for these positions. His addition solidifies our senior management team, giving us further bench strength to drive our efforts and execute our strategic growth plan.”

Mr. Degenstein, 55, has served in the natural gas utility industry in executive management, operations, engineering and regulatory capacities over the last 32 years. Most recently, he was president and chief operating officer of Gas Natural from June 2008 until November 2013, when he departed the Company. He joined Gas Natural in 2006 as senior vice president of operations. Previously, Mr. Degenstein was with EN Engineering, an engineering consulting firm, as vice president of distribution from 2002 until 2003 and vice president of technology from 2004 until 2006. He began his natural gas utility career in 1982 with Nicor Gas where he held various increasingly challenging operations roles, including chief engineer. Mr. Degenstein is a Registered Professional Engineer.

Mr. Degenstein added, “I believe Gas Natural has tremendous opportunity to continue to expand and deliver long-term earnings growth. The recent changes in leadership have given me renewed confidence and drew me back to the Company. I’m excited to participate in the good work that the Company is doing and to help take it to new levels. We are strengthening our internal processes and procedures, improving our standing with regulators and driving strategic and profitable growth for the benefit of all of our stakeholders.”

Mr. W. Gene Argo, Chairman of the Board of Gas Natural, concluded, “The Board has a tremendous amount of respect for Kevin and the expertise he brings back to the Company. His addition to the senior leadership team further enhances confidence in our ability to execute our multifaceted strategic growth plan.”

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Gas Natural Inc. Announces Kevin J. Degenstein Returns to Company as Chief Operating Officer

and Chief Compliance Officer

July 27, 2014

About Gas Natural Inc.

Gas Natural Inc., a holding company, distributes and sells natural gas to end-use residential, commercial, and industrial customers. It distributes approximately 36 billion cubic feet of natural gas to approximately 73,000 customers through regulated utilities operating in Montana, Wyoming, Ohio, Pennsylvania, Maine, North Carolina and Kentucky. The Company’s other operations include interstate pipeline, natural gas production and natural gas marketing. The Company’s Montana public utility was originally incorporated in 1909. Its strategy for growth is to expand throughput in the Maine and North Carolina markets while looking for acquisitions that are either adjacent to its existing utilities or in under saturated markets. Gas Natural Inc. regularly posts information on its website at www.egas.net.

Safe Harbor Regarding Forward-Looking Statements

The Company is including the following cautionary statement in this release to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, Gas Natural Inc. Forward-looking statements are all statements other than statements of historical fact, including, without limitation, those that are identified by the use of the words “anticipates,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “believes” and similar expressions. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Factors that may affect forward-looking statements and the Company’s business generally include but are not limited to the Company’s ability to successfully integrate the operations of the companies it has recently acquired and consummate additional acquisitions, the Company’s continued ability to make dividend payments, the Company’s ability to implement its business plan, fluctuating energy commodity prices, the possibility that regulators may not permit the Company to pass through all of its increased costs to its customers, changes in the utility regulatory environment, wholesale and retail competition, the Company’s ability to satisfy its debt obligations, including compliance with financial covenants, weather conditions, litigation risks, and various other matters, many of which are beyond the Company’s control, the risk factors and cautionary statements made in the Company’s public filings with the Securities and Exchange Commission, and other factors that the Company is currently unable to identify or quantify, but may exist in the future. Gas Natural Inc. expressly undertakes no obligation to update or revise any forward-looking statement contained herein to reflect any change in Gas Natural Inc.’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

For more information contact:

Gas Natural Inc.	Investor Relations

James E. Sprague, Chief Financial Officer	Deborah K. Pawlowski or Karen Howard, Kei Advisors LLC
Phone: (440) 974-3770	Phone: (716) 843-3908 / (716) 843-3942
Email: jsprague@egas.net	Email: dpawlowski@keiadvisors.com / khoward@keiadvisors.com